Exhibit 4.4

THE SOUTHERN COMPANY

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
TRUSTEE

ELAVON FINANCIAL SERVICES DAC, UK BRANCH,
PAYING AGENT
AND
CALCULATION AGENT

U.S. BANK NATIONAL ASSOCIATION,
TRANSFER AGENT
AND
SECURITY REGISTRAR

_______________

TWELFTH SUPPLEMENTAL INDENTURE

DATED AS OF SEPTEMBER 16, 2021

_______________

€1,250,000,000

SERIES 2021B 1.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTES

DUE SEPTEMBER 15, 2081

TABLE OF CONTENTS1

EXHIBIT A	Form of Series 2021B Note	A-1
EXHIBIT B	Certificate of Authentication	B-1

___________________________
    1This Table of Contents does not constitute part of the Indenture or have any bearing upon the interpretation of any of its terms and provisions.

i

THIS TWELFTH SUPPLEMENTAL INDENTURE is made as of the 16th day of September, 2021, by and among THE SOUTHERN COMPANY, a Delaware corporation, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308 (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, 150 East 42nd Street, 40th Floor, New York, New York 10017 (the “Trustee”), ELAVON FINANCIAL SERVICES DAC, UK BRANCH, a designated activity company registered in Ireland, acting through its UK Branch, 125 Old Broad Street, Fifth Floor, London EC2N 1AR, as paying agent and calculation agent, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, 100 Wall Street, New York, New York 10005, as transfer agent and security registrar.
W I T N E S S E T H:
WHEREAS, the Company has heretofore entered into a Subordinated Note Indenture, dated as of October 1, 2015 (the “Original Indenture”), with Wells Fargo Bank, National Association;
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as heretofore supplemented and amended and as further supplemented by this Twelfth Supplemental Indenture, is herein called the “Indenture”;
WHEREAS, under the Original Indenture, a new series of Junior Subordinated Notes may at any time be established pursuant to a supplemental indenture executed by the Company and the Trustee;
WHEREAS, the Company proposes to create under the Indenture a new series of Junior Subordinated Notes;
WHEREAS, additional Junior Subordinated Notes of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and
WHEREAS, all conditions necessary to authorize the execution and delivery of this Twelfth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Series 2021B Junior Subordinated Notes
SECTION 101. Establishment. There is hereby established a new series of Junior Subordinated Notes to be issued under the Indenture, to be designated as the Company’s Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Series 2021B Notes”).
There are to be authenticated and delivered €1,250,000,000 principal amount of Series 2021B Notes, and such principal amount of the Series 2021B Notes may be increased from time to time pursuant to Section 301 of the Original Indenture. All Series 2021B Notes need not be issued at the same time and such series may be reopened at any time, without the consent of any Holder, for issuances of additional Series 2021B Notes. Any such additional Series 2021B Notes will have the same interest rate, maturity and other terms as those initially issued (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). No Series 2021B Notes shall be authenticated and delivered in excess of the principal amount as so increased except as provided by Sections 203, 303, 304, 907 or 1107 of the Original Indenture. The Series 2021B Notes shall be issued in fully registered form.
The Series 2021B Notes shall be issued in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Global Securities representing the Series 2021B Notes shall be deposited with, or on behalf of, the Depositary, as common depositary for Euroclear and Clearstream, and registered in the name of the Depositary or its nominee for the accounts of Euroclear and Clearstream.
The Company designates the office of the Paying Agent at 125 Old Broad Street, Fifth Floor, London EC2N 1AR and designates the office of the Transfer Agent and Security Registrar at 100 Wall Street, New York, New York 10005 as an agency where the Series 2021B Notes may be presented for payment, exchange or registration of transfer, in each case as provided for in the Indenture.
The form of the Trustee’s Certificate of Authentication for the Series 2021B Notes shall be in substantially the form set forth in Exhibit B hereto.
Each Series 2021B Note shall be dated the date of authentication thereof and shall bear interest from the Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.
SECTION 102. Definitions. The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.
“Additional Interest” has the meaning set forth in Section 104 of this Twelfth Supplemental Indenture.
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to Holders of the Series 2021B Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Alternative Rate” means, in the absence of a Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Series 2021B Notes.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the Original Issue Date and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Benchmark Conforming Changes” has the meaning set forth in Section 103 of this Twelfth Supplemental Indenture.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi) it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any Paying Agent to calculate any payment due to be made to any Holder of a Series 2021B Note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Business Day” means a day other than a Saturday or Sunday, (i) which is not a day on which banks in the City of New York or London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
“Calculation Agent” has the meaning set forth in Section 103 of this Twelfth Supplemental Indenture.
“Clearstream” means Clearstream Banking, société anonyme.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the next Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (Frankfurt time) on such Business Day as determined by an independent investment bank selected by the Company.
“Depositary” means, with respect to Series 2021B Notes issuable in whole or in part in the form of one or more Global Securities, a common depositary for the accounts of Clearstream and Euroclear, which initially shall be Elavon Financial Services, DAC.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.
“First Par Call Date” has the meaning set forth in Section 108 of this Twelfth Supplemental Indenture.
“First Par Call Period” has the meaning set forth in Section 108 of this Twelfth Supplemental Indenture.
“First Reset Date” means September 15, 2027.

“First Step-Up Date” mean September 15, 2032.
“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.
“Initial Margin” means 2.108%.
“Interest Payment Dates” means September 15 of each year, commencing September 15, 2022.
“Optional Deferral Period” has the meaning set forth in Section 104 of this Twelfth Supplemental Indenture.
“Original Issue Date” means September 16, 2021.
“Original Reference Rate” means the Five-Year Swap Rate.
“Par Call Date” has the meaning set forth in Section 108 of this Twelfth Supplemental Indenture.
“Paying Agent” has the meaning set forth in Section 103 of this Twelfth Supplemental Indenture.
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2021B Notes on the Original Issue Date, and as a result of which change, either: (i) the Series 2021B Notes would no longer be eligible for the same or a higher category of “equity credit” or such similar nomenclature as may be used by that Rating Agency from time to time to describe the degree to which the terms of an instrument are supportive of the Company’s senior obligations (the “equity credit”), attributed to the Series 2021B Notes at the Original Issue Date, or if “equity credit” is not assigned on the Original Issue Date by such Rating Agency, at the date when the equity credit is assigned for the first time by such Rating Agency (a “Loss in Equity Credit”) (this also applies if the Series 2021B Notes have been partially or fully re-financed since the Original Issue Date (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) and a Loss in Equity Credit would have also occurred as a result of such change had the Series 2021B Notes not been re-financed), or (ii) the period of time the Series 2021B Notes are eligible for the same or a higher category of equity credit attributed to the Series 2021B Notes at the Original Issue Date

(or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) is being shortened.
“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the 15th calendar day preceding such Interest Payment Date if no Series 2021B Notes are issuable in the form of one or more Global Securities (whether or not a Business Day) or (ii) if any Series 2021B Notes are issuable in the form of one or more Global Securities, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding such Interest Payment Date.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Reset Date” means the First Reset Date and each fifth anniversary thereof.
“Reset Determination Date” means the day which is two Business Days preceding the applicable Reset Date.
“Reset Period” means each period from (and including) a Reset Date to (but excluding) the next Reset Date.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Calculation Agent in consultation with the Company (“Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).
“Second Step-Up Date” means September 15, 2047.
“Security Registrar” has the meaning set forth in Section 103 of this Twelfth Supplemental Indenture.

“Signature Law” has the meaning set forth in Section 203 of this Twelfth Supplemental Indenture.
“Stated Maturity” means September 15, 2081.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Series 2021B Notes.
“Tax Deductibility Event” means that the Company shall have received an Opinion of Counsel experienced in tax matters that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;
(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2021B Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the Original Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Series 2021B Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
“Transfer Agent” has the meaning set forth in Section 103 of this Twelfth Supplemental Indenture.
SECTION 103. Payment of Principal and Interest; Benchmark Discontinuation; Appointment.
(a) Payment of Principal and Interest.
The principal of the Series 2021B Notes shall be due at the Stated Maturity (unless earlier redeemed). The unpaid principal amount of the Series 2021B Notes shall bear interest (i) from and including the Original Issue Date, to, but excluding, the First Reset Date at the rate of 1.875% per annum; (ii) from and including the First Reset Date, to, but excluding, the First Step-Up Date at a rate per annum equal to the Five-Year Swap Rate plus the Initial Margin; (iii)

during each Reset Period, from, and including, the First Step-Up Date to, but excluding, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 0.25%; and (iv) during each Reset Period, from, and including, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 1.00%. Interest shall be paid annually in arrears on each Interest Payment Date to the Person in whose name the Series 2021B Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date. So long as an Optional Deferral Period is not occurring, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may either be paid to the Person or Persons in whose name the Series 2021B Notes are registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Series 2021B Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Series 2021B Notes shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.
Payments of interest on the Series 2021B Notes will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Series 2021B Notes shall be computed and paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last Interest Payment Date (or the Original Issue Date, if no interest has been paid on the Series 2021B Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any date on which interest is payable on the Series 2021B Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. If the Stated Maturity or the Redemption Date of the Series 2021B Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.
All payments of interest and principal, including payments made upon any redemption of the Series 2021B Notes, will be payable in euro. If, on or after the Original Issue Date, the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Series 2021B Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Series 2021B

Notes so made in U.S. dollars will not constitute an Event of Default under the Series 2021B Notes or the Indenture. The Trustee, the Calculation Agent and the Paying Agent shall have no responsibility for any calculation or conversion in connection with the foregoing.
Principal of, premium, if any, and interest on the Series 2021B Notes will be payable at the office of the Paying Agent or, at the Company’s option, payment of interest may be made by check mailed to the Holders of the Series 2021B Notes at their respective addresses set forth in the Security Register; provided that all payments of principal, premium, if any, and interest with respect to the Series 2021B Notes represented by one or more Global Securities deposited with, or on behalf of, the Depositary, and registered in the name of the nominee of the Depositary will be made through the facilities of the Depositary via Euroclear and Clearstream.
(b) Benchmark Discontinuation.
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Series 2021B Notes remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the Holders of the Series 2021B Notes for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.
If the Independent Adviser determines in good faith that:
(i) there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Notes (subject to the further operation of the provisions of this Section 103(b)); or
(ii) there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Notes (subject to the further operation of the provisions of this Section 103(b)).
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).

If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Series 2021B Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as provided below, without any requirement for the consent or approval of Holders of the Series 2021B Notes, vary the terms and conditions of the Series 2021B Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Series 2021B Notes, the Company shall comply with applicable laws and the rules of any stock exchange on which the Series 2021B Notes are for the time being listed or admitted to trading.
The Company will promptly notify the Trustee, the Calculation Agent, the Paying Agent and the Holders of the Series 2021B Notes of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
In no event shall the Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by the Company or its designated Independent Adviser pursuant to this Section 103(b), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Series 2021B Notes, shall become effective without consent from the Holders of the Series 2021B Notes or any other party. None of the Trustee, the Calculation Agent, the Paying Agent or the Depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event.
Notwithstanding any of the foregoing provisions of this Section 103(b), no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in a Rating Agency Event.
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this Section 103(b), the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.

(c) Appointment.
The calculation agent (the “Calculation Agent”) with respect to the Series 2021B Notes shall initially be Elavon Financial Services DAC, UK Branch. The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Determination Date. The Calculation Agent will promptly notify the Company, the Paying Agent and the Trustee of the interest rate for each Reset Date, but in no event later than the applicable Reset Date. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Series 2021B Notes, will become effective without consent from any person or entity. Such determination of any interest rate and the calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any Holder of the Series 2021B Notes upon request. In no event shall the Trustee have any liability for any determination made by or on behalf of such Calculation Agent.
The paying agent (the “Paying Agent”) with respect to the Series 2021B Notes shall initially be Elavon Financial Services DAC, UK Branch. The transfer agent (the “Transfer Agent”) and the security registrar (the “Security Registrar”) with respect to the Series 2021B Notes shall initially be U.S. Bank National Association.
Subject to compliance with the terms of any agreement among the Company and/or the Calculation Agent, the Paying Agent, the Transfer Agent and the Security Registrar, each of the Calculation Agent, the Paying Agent, the Transfer Agent and the Security Registrar may resign from its respective position and the Company may remove any of the Calculation Agent, the Paying Agent, the Transfer Agent and the Security Registrar from its respective position; provided, that, in no event will any such resignation or removal be effective unless a successor has been appointed to such position.
SECTION 104. Deferral of Interest Payments. So long as no Event of Default has occurred and is continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2021B Notes will accrue additional interest at the rate then applicable to the Series 2021B Notes from the applicable Interest Payment Date to the date of payment, compounded annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2021B Notes during such Optional Deferral Period.
So long as no Event of Default has occurred and is continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, to the Person in whose name the Series 2021B Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2021B Notes as described above.
During an Optional Deferral Period, subject to the next succeeding sentence, the Company shall not (a) declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Series 2021B Notes. The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
The Company shall provide to the Trustee notice, as provided in Section 105 of the Original Indenture, of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Series 2021B Notes as provided in Section 106 of the Original Indenture.
SECTION 105. Denominations. The Series 2021B Notes may be issued in the denominations of €100,000 and integral multiples of €1,000 in excess thereof.
SECTION 106. Global Securities. The Series 2021B Notes will be issued in the form of one or more Global Securities registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Series 2021B Notes represented by one or more Global Securities will not be exchangeable for, and will not otherwise be issuable as, Series 2021B Notes in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.
Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a

Series 2021B Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depositary.
Subject to the procedures of the Depositary, a Global Security shall be exchangeable for Series 2021B Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security and no successor Depositary shall have been appointed by the Company, or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered to act as such Depositary and no successor Depositary shall have been appointed by the Company, in each case within 90 days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Series 2021B Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series 2021B Notes registered in such names as the Depositary shall direct.
None of the Company, the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent, the Security Registrar and any agent of the Company, the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent or the Security Registrar shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
SECTION 107. Transfer. No service charge will be made for any transfer or exchange of Series 2021B Notes, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company shall not be required (a) to issue, register the transfer of or exchange any Series 2021B Notes during a period beginning at the opening of business fifteen (15) days before the date of the mailing of a notice pursuant to Section 1104 of the Original Indenture, as amended, identifying the serial numbers of the Series 2021B Notes to be called for redemption, and ending at the close of business on the date of the mailing, or (b) to issue, register the transfer of or exchange any Series 2021B Notes theretofore selected for redemption in whole or in part, except the unredeemed portion of any Series 2021B Notes redeemed in part.
SECTION 108. Redemption at the Company’s Option.
(a) Optional Redemption. The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes (i) on any date during the period commencing on, and including, June 15, 2027 (the “First Par Call Date”) to, and including, the First Reset Date (such period, the “First Par Call Period”) and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case, at a Redemption Price equal to 100% of the outstanding principal amount of Series 2021B Notes plus accrued and unpaid interest (including any Additional Interest) to but not including the Redemption Date.
In addition, on any date other than a Par Call Date, the Series 2021B Notes will be subject to redemption at the option of the Company, in whole but not in part, at any time upon not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Series 2021B Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2021B Notes being redeemed (not including any portion of such payments of interest accrued to the Redemption Date) from the Redemption Date to the next Par Call Date discounted (for purposes of determining present value) to but not including the Redemption Date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate plus 40 basis points, plus, in each case, accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
The Company also may redeem the Series 2021B Notes, in whole but not in part, at the Redemption Prices and under the circumstances described in paragraphs (b), (c), (d) and (e) below.
(b) Tax Deductibility Event.
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes following the occurrence of a Tax Deductibility Event, at any time:
(i) where such redemption occurs prior to the First Par Call Date, at a Redemption Price equal to 101% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date; and
(ii) where such redemption occurs on or after the First Par Call Date, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
(c) Rating Agency Event.
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes following the occurrence of a Rating Agency Event, at any time:
(i) where such redemption occurs prior to the First Par Call Date, at a Redemption Price equal to 101% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date; and
(ii) where such redemption occurs on or after the First Par Call Date, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
(d) Tax Withholding Event.
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 13, 2021, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as provided in Section 110 of this Twelfth Supplemental Indenture with respect to the Series 2021B Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Series 2021B Notes on not less than 15 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the outstanding principal amount of the Series 2021B Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the Redemption Date.
(e) Substantial Repurchase Event.
If the Company has repurchased Series 2021B Notes equal to or in excess of 75% of the initial aggregate principal amount of the Series 2021B Notes, then the Company may at any time at its option redeem, in whole, but not in part, the remaining Series 2021B Notes on not less than 15 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the outstanding principal amount of the Series 2021B Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the Redemption Date.
(f) General.
The Series 2021B Notes will not have a sinking fund.
Notice of redemption shall be given as provided in Section 1104 of the Original Indenture, as amended, except that any such notice of redemption with respect to a redemption pursuant to the second paragraph of Section 108(a) of this Twelfth Supplemental Indenture shall not specify the Redemption Price but only the manner of calculation thereof. None of the Trustee, the Paying Agent, or the Calculation shall be responsible for the calculation of the Redemption Price with respect to any redemption pursuant to the second paragraph of Section 108(a) of this Twelfth Supplemental Indenture. The Company shall calculate such Redemption Price and promptly notify the Trustee and the Paying Agent thereof.
SECTION 109. Events of Default.
The Event of Default set forth in Section 501(5) of the Original Indenture shall not apply to the Series 2021B Notes. The Events of Default set forth in paragraphs (1), (3), (6) and (7) of Section 501 of the Original Indenture shall apply to the Series 2021B Notes.
For purposes of this Section 109, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty (i) a default in whose performance or whose breach is addressed in any paragraph of Section 501 of the Original Indenture (other than Section 501(5)) or (ii) which has expressly been included in the Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than the Series 2021B Notes), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Series 2021B Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Covenant Default” hereunder.
Upon the occurrence and continuance of a Default, the Trustee and the Holders of the Series 2021B Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Company shall be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided, that the principal of and accrued interest on the Series 2021B Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Series 2021B Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to Section 601(b) of the Original Indenture unless an Event of Default has occurred and is continuing.
SECTION 110.  Payment of Additional Amounts.
(a)    The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Series 2021B Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Series 2021B Notes to a Holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts), will not be less than the amount provided in the Series 2021B Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1) to any tax, assessment or other governmental charge that is imposed by reason of the Holder (or the beneficial owner for whose benefit such Holder holds such Series 2021B Note), or a fiduciary, settlor, beneficiary, member or shareholder of the Holder or beneficial owner if the Holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(i) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(ii) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Series 2021B Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(iii) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(iv) being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the Code, or any successor provision; or
(v) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2) to any Holder that is not the sole beneficial owner of the Series 2021B Notes, or a portion of the Series 2021B Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the

Holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with any certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such Holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;
(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from payments on the Series 2021B Notes;
(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Series 2021B Note, if such payment can be made without such withholding by at least one other paying agent;
(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Series 2021B Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Series 2021B Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Series 2021B Notes for investment purposes only nor (B) buying the Series 2021B Notes for resale to a third-party that either is not a bank or holding the Series 2021B Notes for investment purposes only;
(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(11) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8),

(9) and (10).
(b) The Series 2021B Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Series 2021B Notes. Except as specifically provided under this Section 110, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

(c) As used under this Section 110 and Section 108(d) of this Twelfth Supplemental Indenture, the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

(d) Any reference to amounts payable with respect to the Series 2021B Notes in this Twelfth Supplemental Indenture shall be deemed to include any additional amounts which may be payable pursuant to this Section 110.
ARTICLE 2
Miscellaneous Provisions
SECTION 201. Recitals by Company. The recitals in this Twelfth Supplemental Indenture are made by the Company only and not by the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent or the Security Registrar, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent or the Security Registrar shall be applicable in respect of Series 2021B Notes and of this Twelfth Supplemental Indenture as fully and with like effect as if set forth herein in full.
SECTION 202. Ratification and Incorporation of Original Indenture. As supplemented and amended hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture, as supplemented and amended by this Twelfth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
SECTION 203. Executed in Counterparts. This Twelfth Supplemental Indenture shall be valid, binding and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.
SECTION 204. Submission to Jurisdiction in the United States. Each of the Paying Agent and the Calculation Agent irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Twelfth Supplemental Indenture. To the fullest extent permitted by applicable law, each of the Paying Agent and the Calculation Agent irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

THE SOUTHERN COMPANY

By:	/s/Daniel S. Tucker
Name: Daniel S. Tucker Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/Corey J. Dalhstrand
Name: Corey J. Dalhstrand Title: Corporate Trust Officer

ELAVON FINANCIAL SERVICES DAC, UK BRANCH, as Paying Agent and Calculation Agent

By:	/s/Liliya Popova
Name: Liliya Popova Title: Authorised Signatory

U.S. BANK NATIONAL ASSOCIATION, as Transfer Agent and Security Registrar

By:	/s/Jack Ellerin
Name: Jack Ellerin Title: Vice President

EXHIBIT A

FORM OF SERIES 2021B NOTE

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

Unless this security is presented by an authorized representative of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream” and, together with Euroclear, “Euroclear/Clearstream”) to the Company or its agent for registration of transfer, exchange or payment, and any security issued is registered in the name of USB Nominees (UK) Limited or in such other name as is requested by an authorized representative of Euroclear/Clearstream (and any payment is made to USB Nominees (UK) Limited or to such other entity as is requested by an authorized representative of Euroclear/Clearstream), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, USB Nominees (UK) Limited, has an interest herein.]1
1 [For Global Securities]

NO. __	CUSIP NO. U84258 AF6 ISIN No. XS2387675395 Common Code 238767539

THE SOUTHERN COMPANY
SERIES 2021B 1.875% FIXED-TO-FIXED RESET RATE JUNIOR SUBORDINATED NOTE
DUE SEPTEMBER 15, 2081

Principal Amount:	$__________

Regular Record Date:
15th calendar day prior to the applicable Interest Payment Date (whether or not a Business Day) or if the Series 2021B Notes (as defined on the reverse hereof) are represented by one or more Global Securities, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding such Interest Payment Date

Original Issue Date:	September 16, 2021

Stated Maturity:	September 15, 2081

Interest Payment Date:	September 15

Interest Rate:
(i) From and including the Original Issue Date, to, but excluding, the First Reset Date at the rate of 1.875% per annum; (ii) from and including the First Reset Date, to, but excluding, the First Step-Up Date at a rate per annum equal to the Five-Year Swap Rate plus the Initial Margin; (iii) during each Reset Period, from, and including, the First Step-Up Date to, but excluding, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 0.25%; and (iv) during each Reset Period, from, and including, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 1.00%

Authorized Denomination:	€100,000 and integral multiples of €1,000 in excess thereof

The Southern Company, a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to _____________________________________, or registered assigns, the principal sum of _________ EURO (€__________) on the Stated Maturity shown above (or upon earlier redemption), and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for annually in arrears on the Interest Payment Date as specified above, commencing on September 15, 2022 and on the Stated Maturity (or upon earlier redemption) (i) from and including the Original Issue Date, to, but excluding, the First Reset Date at the rate of 1.875% per annum; (ii) from and including the First Reset Date, to, but excluding, the First Step-Up Date at a rate per annum equal to the Five-Year Swap Rate plus the Initial Margin; (iii) during each Reset Period, from, and including, the First Step-Up Date to, but excluding, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 0.25%; and (iv) during each Reset Period, from, and including, the Second Step-Up Date, at a rate per annum equal to the Five-Year Swap Rate, plus the Initial Margin, plus 1.00%, until the principal hereof is paid or made available for payment and at the rate then applicable on any overdue principal and on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (the “Note”) is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes of this series shall be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Indenture.
“First Reset Date” means September 15, 2027.
“First Step-Up Date” mean September 15, 2032.
“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.
“Initial Margin” means 2.108%.
“Reset Date” means the First Reset Date and each fifth anniversary thereof.
“Reset Determination Date” means the day which is two Business Days preceding the applicable Reset Date.
“Reset Period” means each period from (and including) a Reset Date to (but excluding) the next Reset Date.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Calculation Agent in consultation with the

Company (“Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).
“Second Step-Up Date” means September 15, 2047.
Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last Interest Payment Date (or the Original Issue Date, if no interest has been paid on this Note) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. If the Stated Maturity or the Redemption Date of the Series 2021B Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. A “Business Day” shall mean any day, other than a Saturday or Sunday, (i) which is not a day on which banks in The City of New York or London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
All payments of interest and principal, including payments made upon any redemption of the Series 2021B Notes, will be payable in euro. If, on or after the Original Issue Date, the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Series 2021B Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Series 2021B

Notes so made in U.S. dollars will not constitute an Event of Default under the Series 2021B Notes or the Indenture. The Trustee, the Calculation Agent and the Paying Agent shall have no responsibility for any calculation or conversion in connection with the foregoing.
Principal of, premium, if any, and interest on the Series 2021B Notes will be payable at the office of the Paying Agent or, at the Company’s option, payment of interest may be made by check mailed to the Holders of the Series 2021B Notes at their respective addresses set forth in the Security Register; provided that all payments of principal, premium, if any, and interest with respect to the Series 2021B Notes represented by one or more Global Securities deposited with, or on behalf of, the Depositary, and registered in the name of the nominee of the Depositary will be made through the facilities of the Depositary via Euroclear and Clearstream.
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Series 2021B Notes remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the Holders for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.
If the Independent Adviser determines in good faith that:
(i) there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Notes (subject to the further operation of the provisions of this Note); or
(ii) there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Notes (subject to the further operation of the provisions of this Note).
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Series 2021B Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as provided below, without any requirement for the consent or approval of Holders, vary the terms and conditions of the Series 2021B Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Series 2021B Notes, the Company shall comply with applicable laws and the rules of any stock exchange on which the Series 2021B Notes are for the time being listed or admitted to trading.
The Company will promptly notify the Trustee, the Calculation Agent, the Paying Agent and the Holders of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
In no event shall the Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by the Company or its designated Independent Adviser pursuant to this Note, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Series 2021B Notes, shall become effective without consent from Holders or any other party. None of the Trustee, the Calculation Agent, the Paying Agent or the Depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event.
Notwithstanding any of the foregoing provisions of this Note, no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in a Rating Agency Event (as defined on the reverse hereof).
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this Note, the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum.
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to Holders of the Series 2021B Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i) in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii) in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii) if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of a Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Series 2021B Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i) the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii) the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv) the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);
(v) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi) it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any Paying Agent to calculate any payment due to be made to any Holder of a Series 2021B

Note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii) that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii) any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Series 2021B Notes.
So long as no Event of Default shall have occurred and be continuing, the Company may, at its option, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Notes by extending the interest payment period for up to ten (10) consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the Stated Maturity or end on a day other than an Interest Payment Date. As provided in the Indenture, Additional Interest on the Series 2021B Notes will accrue to the extent permitted by law. No interest shall be due and payable during an Optional Deferral Period, except at the end of such Optional Deferral Period or upon a redemption of the Series 2021B Notes during such Optional Deferral Period.
So long as no Event of Default shall have occurred and be continuing, prior to the termination of any Optional Deferral Period, the Company may further defer the payment of interest by extending such Optional Deferral Period; provided that such Optional Deferral Period together with all such previous and further deferrals of interest payments shall not exceed ten (10) consecutive years at any one time or extend beyond the Stated Maturity. Upon the termination of any Optional Deferral Period, which shall be an Interest Payment Date, the Company shall pay all interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, to the Person in whose name the Series 2021B Notes are registered on the Regular Record Date for such Interest Payment Date, provided that interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, payable at Stated Maturity or on any Redemption Date will be paid to the Person to whom principal is payable. Once the Company pays all interest accrued and unpaid on the Series 2021B Notes, including any Additional Interest, it shall be entitled again to defer interest payments on the Series 2021B Notes as described above.
During an Optional Deferral Period, subject to the next succeeding sentence, the Company shall not (a) declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Series 2021B Notes. The preceding sentence, however, shall not restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
The Company shall provide to the Trustee written notice of its selection or extension of an Optional Deferral Period at least 10 Business Days and not more than 60 Business Days prior to the earlier of (a) the next applicable Interest Payment Date or (b) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the Regular Record Date thereof to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to the receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Series 2021B Notes.
The indebtedness evidenced by this Note, including the principal hereof and interest hereon, is, to the extent provided in the Indenture, subordinate and junior in right of payment and upon liquidation to the prior payment in full of all Senior Indebtedness (as defined in the Indenture), and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided, and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the

Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.
Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

THE SOUTHERN COMPANY

By:
Title:

Attest:

Title:

{Seal of THE SOUTHERN COMPANY appears here}

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

Dated:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

This Note is one of a duly authorized issue of Junior Subordinated Notes of the Company (the “Notes”), issued and issuable in one or more series under a Subordinated Note Indenture, dated as of October 1, 2015, as supplemented, including by a Twelfth Supplemental Indenture (the “Supplemental Indenture”) dated as of September 16, 2021, and amended (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes issued thereunder and of the terms upon which said Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Series 2021B Notes”) which is unlimited in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.
The Series 2021B Notes will not have a sinking fund.
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes (i) on any date during the period commencing on, and including, June 15, 2027 (the “First Par Call Date”) to, and including, the First Reset Date (such period, the “First Par Call Period”) and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case, at a Redemption Price equal to 100% of the outstanding principal amount of Series 2021B Notes plus accrued and unpaid interest (including any Additional Interest) to but not including the Redemption Date.
In addition, on any date other than a Par Call Date, the Series 2021B Notes will be subject to redemption at the option of the Company, in whole but not in part, at any time upon not less than 15 nor more than 60 days’ notice, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Series 2021B Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2021B Notes being redeemed (not including any portion of such payments of interest accrued to the Redemption Date) from the Redemption Date to the next Par Call Date discounted (for purposes of determining present value) to but not including the Redemption Date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate plus 40 basis points, plus, in each case, accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes following the occurrence of a Tax Deductibility Event, at any time:
(i) where such redemption occurs prior to the First Par Call Date, at a Redemption Price equal to 101% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date; and

(ii) where such redemption occurs on or after the First Par Call Date, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Notes following the occurrence of a Rating Agency Event, at any time:
(i) where such redemption occurs prior to the First Par Call Date, at a Redemption Price equal to 101% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date; and
(ii) where such redemption occurs on or after the First Par Call Date, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest (including any Additional Interest) on the Series 2021B Notes being redeemed to but not including the Redemption Date.
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 13, 2021, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as provided in Section 110 of the Supplemental Indenture with respect to the Series 2021B Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Series 2021B Notes on not less than 15 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the outstanding principal amount of the Series 2021B Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the Redemption Date.
If the Company has repurchased Series 2021B Notes equal to or in excess of 75% of the initial aggregate principal amount of the Series 2021B Notes, then the Company may at any time at its option redeem, in whole, but not in part, the remaining Series 2021B Notes on not less than 15 nor more than 60 days’ prior notice, at a Redemption Price equal to 100% of the outstanding principal amount of the Series 2021B Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the Redemption Date.
None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible for the calculation of the Redemption Price with respect to any redemption pursuant to the second paragraph of Section 108(a) of the Supplemental Indenture. The Company shall calculate such Redemption Price and promptly notify the Trustee and the Paying Agent thereof.
“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.
“Applicable Rating Agency” means any Rating Agency that (i)(a) published a rating for the Company on the Original Issue Date and (b) publishes a rating for the Company at such time as a Rating Agency Event occurs, or (ii) any successor to a Rating Agency described in the preceding clause (i).
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the next Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (Frankfurt time) on such Business Day as determined by an independent investment bank selected by the Company.
“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended).
“Rating Agency Event” means a change to the methodology or criteria that were employed by an Applicable Rating Agency for purposes of assigning equity credit to securities such as the Series 2021B Notes on the Original Issue Date, and as a result of which change, either: (i) the Series 2021B Notes would no longer be eligible for the same or a higher category of “equity credit” or such similar nomenclature as may be used by that Rating Agency from time to time to describe the degree to which the terms of an instrument are supportive of the Company’s senior obligations (the “equity credit”), attributed to the Series 2021B Notes at the Original Issue Date, or if “equity credit” is not assigned on the Original Issue Date by such Rating Agency, at the date when the equity credit is assigned for the first time by such Rating Agency (a “Loss in Equity Credit”) (this also applies if the Series 2021B Notes have been partially or fully re-financed since the Original Issue Date (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) and a Loss in Equity Credit would have also occurred as a result of such change had the Series 2021B Notes not been re-financed), or (ii) the period of time the Series 2021B Notes are eligible for the same or a higher category of equity credit attributed to the Series 2021B Notes at the Original Issue Date (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) is being shortened.
“Tax Deductibility Event” means that the Company shall have received an Opinion of Counsel experienced in tax matters that, as a result of:
(a) any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
(b) an Administrative Action;
(c) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
(d) a threatened challenge asserted in writing in connection with an audit of the Company or an audit of any of the subsidiaries of the Company, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2021B Notes, which amendment, clarification or change is effective or the Administrative Action is taken or issued, or interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the Original Issue Date, there is more than an insubstantial risk that interest payable by the Company on the Series 2021B Notes is not deductible, or within 90 days of the date of such opinion would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
If an Event of Default with respect to the Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes of each series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar and duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent, the Security Registrar and any agent of the Company, the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent or the Security Registrar may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Trustee, the Paying Agent, the Calculation Agent, the Transfer Agent, the Security Registrar or any such agent shall be affected by notice to the contrary.
The Notes of this series are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Note or Notes to be exchanged at the office or agency of the Company.
The Company and, by acceptance of this Series 2021B Note or a beneficial interest in this Series 2021B Note, each Holder hereof and any person acquiring a beneficial interest herein, agree that for United States federal, state and local tax purposes it is intended that this Series 2021B Note constitute indebtedness.
This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM- as tenants in common	UNIF GIFT MIN ACT- _______ Custodian ________ (Cust) (Minor)
TEN ENT- as tenants by the entireties
JT TEN- as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act ___________________ (State)

Additional abbreviations may also be used
though not on the above list.

    FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto
_____________________________________________________________________________
(please insert Social Security or other identifying number of assignee)

_____________________________________________________________________________
PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE
_____________________________________________________________________________

_____________________________________________________________________________
the within Note and all rights thereunder, hereby irrevocably constituting and appointing
_____________________________________________________________________________

_____________________________________________________________________________
agent to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.

EXHIBIT B

CERTIFICATE OF AUTHENTICATION

This is one of the Junior Subordinated Notes referred to in the within-mentioned Indenture.

Dated:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

B-1